Exhibit 10.3

SECOND AMENDMENT TO LOAN AGREEMENT

This Second Amendment to Loan Agreement (“Second Amendment”) is made and entered into as of the 6th day of October, 2023 (the “Effective Date”), by and among HOF Village Retail I, LLC, a Delaware limited liability company, and HOF Village Retail II, LLC, a Delaware limited liability company (collectively the “Borrower”) and CH Capital Lending LLC, Delaware limited liability company (“Lender”).

RECITALS:

A. Borrower and The Huntington National Bank (“HNB”) entered into that certain Loan Agreement dated September 27, 2022 (the “Loan Agreement”), under the terms of which HNB agreed to loan up to Ten Million Dollars ($10,000,000) to Borrower for the purpose of financing improvements to two certain leasehold parcels of real property in the project commonly referred to as Hall of Fame Village located in the City of Canton, Stark County, Ohio, as more fully described in the Loan Agreement.

B. Lender has succeeded to the rights and obligations of HNB under the Loan Agreement pursuant to that certain Assignment of Note, Security Instrument and Other Loan Documents dated as of September 21, 2023 (the “Assignment”), and is now the holder of that certain Promissory Note dated September 27, 2022 (the “Note”) in the principal amount of $10,000,000 in which HNB is payee and Borrower is maker.

C. The Loan Agreement and Note were modified pursuant to the terms of (i) that certain Joinder and First Amendment to Loan Agreement entered into by and between Borrower and Lender dated September 21, 2023 (“First Amendment”), and (ii) that that certain letter agreement by and among Borrower, Hall of Fame Resort & Entertainment Company and Lender dated September 21, 2023.

D. Lender and Borrower have agreed upon certain modifications to the Loan Agreement and Note as hereinafter set forth.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower agree, effective as of the Effective Date, as follows:

1. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the same definition as set forth in the Loan Agreement or Note, as applicable.

2. Deferral of Payments. Section 6(a) of the Note shall be amended such that no interest or principal payments shall be due payable with respect to the Loan from the Effective Date hereof through and until the Initial Maturity Date (“Deferral Period”). Further, the entire outstanding balance of the Loan together with all accrued and unpaid interest shall be due and payable to Lender on the Initial Maturity Date. All interest that accrues during the Deferral Period shall (i) accrue at the Applicable Rate (i.e., the non-default rate), and (ii) be added to the outstanding principal balance of Loan and shall be accrued, deferred, and compounded monthly until the Initial Maturity Date.

3. Use of Loan Proceeds. Section 5.17 of the Loan Agreement and Section 4 of the First Amendment are hereby amended by adding the following new subparagraph (c) to the end of Section 5.17 of the Loan Agreement:

“(c) Notwithstanding the foregoing provisions of this Section 5.17, Borrower shall have the right to use up to $4,000,000 of the Loan Proceeds for the purpose of paying the costs of construction of the Hall of Fame Village Waterpark which will be owned by HOFRECo or its affiliates or subsidiaries (the “Permitted Purposes”). In the event Borrower desires to use more than $4,000,000 for the Permitted Purposes, Borrower must obtain the written consent of Lender.”

4. Conditions to Loan Funding. Section 6.2 of the Loan Agreement and Section 5 of the First Amendment are hereby amended by adding the following new subparagraph (c) to the end of Section 6.2 of the Loan Agreement:

“(c) Notwithstanding the foregoing provisions of this Section 6.2, so long as Loan Proceeds are used solely for Permitted Purposes, Lender hereby waives the conditions to Loan funding set forth in subsections 6.2(a) and 6.2(b) up to the amount of $4,000,000 as described in Section 5.17(c), except for the issuance of a date down endorsement as described in subsection 6.2(b)(i) of the Loan Agreement. Borrower shall pay all costs, expenses and fees arising out of, related to, or otherwise incurred by Lender in connection with the Assignment, this Second Amendment, and all associated documentation and services including, but not limited to, title insurance, swap breakage fees, and attorney’s fees.”

5. Effect of Second Amendment; Further Amendments. This Second Amendment shall be binding upon Lender, Borrower and Hall of Fame Resort & Entertainment Company, and their successors and assigns. Except as otherwise amended herein, the terms and conditions of the Loan Agreement shall remain in full force and effect. In the event of any conflict between the terms and conditions hereof and the terms and conditions of the Loan Agreement and the First Amendment, the terms and conditions hereof shall control. Any further amendments to the Loan Agreement or to this Second Amendment must be in writing and signed by the parties hereto in order to be effective.

6. Governing Law. This Second Amendment shall be governed by and controlled in accordance with the laws of the State of Ohio.

7. Counterparts; Electronic Signature. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. This Second Amendment may be executed by electronic means and methods, including DocuSign and portable document format (PDF), and shall when transmitted electronically or in paper format, be deemed binding on the signatories thereto.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed as of the Effective Date.

BORROWER:

HOF VILLAGE RETAIL I, LLC,
a Delaware
limited liability company

By:	/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer

HOF VILLAGE RETAIL II, LLC,
a Delaware
limited liability company

By:	/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer

The undersigned executes this Second Amendment for the purpose of acknowledging its obligations hereunder and under the First Amendment including becoming a co-Maker of the Note.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY,
a Delaware corporation

By:	/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed as of the Effective Date.

LENDER:

CH CAPITAL LENDING, LLC
a Delaware limited liability company

By:	/s/ Richard H. Klein
Name:	Richard H. Klein
Title:	Chief Financial Officer

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